Sunworks Reports Over 100% Organic Revenue Growth in First Quarter 2016

ROSEVILLE, Calif. May 11, 2016 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for commercial and residential markets, today announced financial results for the quarter ended March 31, 2016.

Q1 2016 Highlights:

●	Total revenue of $19.6 million, up approximately 246% year-over-year and 13% sequentially despite the impact of 20 days of inclement weather which impacted volume

●	Organic revenue growth of 100% year-over-year

●	Net loss narrowed by over $1 million to ($378,000) compared to $(1.4) million in the first quarter of 2015

●	Operating income of $152,000 compared to an operating loss of $(1.0) million in the first quarter of 2015

●	Gross Margins of 29.9% compared to 34.3% in the first quarter 2015, reflecting a higher mix of commercial projects vs. residential projects

●	Strong backlog of $39.8million as of March 31, 2016

“Strong operational execution and market demand from both residential and commercial customers continue to drive solid financial results,” said Jim Nelson, Chief Executive Officer of Sunworks. “We delivered significant growth despite the loss of nearly 20 installation days due to inclement weather and seasonal trends which typically impact our first quarter. With our backlog now at $39.8 million, and more than twice as large as it was a year ago, we believe we are well positioned to achieve and potentially exceed our 2016 guidance.”

“Our focus on profitable growth and putting our customers first by delivering cost effective solutions in a reliable and dependable manner remains at the center of everything we do,” Mr. Nelson added. “In anticipation of continued and accelerating growth, we began increasing certain operational functions during the first quarter. We also began building inventories for new projects that were awarded late in the first quarter that we expect to deliver on in the second quarter. The investments to expand capacity and scale the business resulted in higher operating expenses for the quarter, while increased inventory reduced our quarterly cash position. We do not expect our long-term operating margin profile to change materially as a result of these investments and saw a meaningful increase in accounts receivables to start the second quarter.”

2016 Guidance

The company reiterates its revenue guidance of exceeding $100 million and continued profitability for the year ended December 31, 2016. The expected 100% year-over-year increase from 2015 revenue is due to continued organic growth of the company’s existing business plus the full year impact from the Elite Solar acquisition and a strong sales backlog.

Mr. Nelson added, “We expect organic growth initiatives to continue to be the primary driver of our growth for 2016. In parallel, we continue to evaluate potential accretive acquisitions, using a disciplined set of acceptance criteria, which could potentially further increase our near- and long-term outlooks.”

First Quarter 2016 Summary

For the first time, three months of Sunworks United (f/k/a Solar United Network), MD Energy and Elite solar were consolidated into the company’s financial statements for the quarter ended March 31, 2016.

Revenue for the three months ended March 31, 2016 increased to $19.6 million compared to $5.7 million in the three months ended March 31, 2015. The increase was due primarily to strong organic growth in Sunworks United, supplemented by the consolidation of a full three months from Elite Solar. Sales to the commercial market, including the agricultural market, and to the residential market represented approximately 67% and 33% of total revenue, respectively.

Gross profit was $5.8 million, or 29.9% of revenue, for the three months ended March 31, 2016 compared to $1.9 million, or 34.3% of revenue, for the three months ended March 31, 2015. The decrease in gross profit margin was primarily due to a larger percentage of commercial/agricultural projects compared to the first quarter of 2015. Net loss of $(378,000), or $(0.02) per basic and diluted shares for the three months ended March 31, 2016 as compared to a net loss of $(1.4) million, or $(0.10) per basic and diluted shares, for the corresponding period in 2015.

Balance Sheet

The company had $6.4 million in cash and cash equivalents as of March 31, 2016 a decrease of $5.6 million from December 31, 2015 which is offset by an increase of $4.9 million in accounts receivable and an increase in inventory of $1.4 million.

As of March 31, 2016, the company’s debt outstanding was essentially flat at $3.4 million and stockholders’ equity increased by $400,000 to $23.8 million as of March 31 2016 from December 31, 2015.

Backlog

Order backlog on March 31, 2016 was $39.8 million, up 271% from the year ago period and down 19.6 % sequentially. Backlog is based on signed orders.

	Q1-2015	Q1-2016	% Change

Beginning sales back log - $M	$3.1	$49.5	1596%

Total new sales - $M	$17.3	$9.9	57%

Total sales back log - $M	$20.4	$59.4	291%

Total Earned Revenue- $M	$5.7	$19.6	344%

Ending Back Log - $M	$14.7	$39.8	271%

Beginning Back log - MW	0.7	16.1	2305%

Total new - MW Sold	5.5	3.2	59%

Total - MW Installed	1.6	6.4	399%

Ending Back Log - MW	4.6	13.0	282%

Conference Call Details

Management will host a conference call to discuss these results today, Wednesday, May 11 at 10:00 a.m. ET. To access the call, please dial 1-866-635-0172 (toll free) or 1-785-424-1629 (international). The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://www.sunworksusa.com. All participants should call or access the website approximately 5 minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) or 1-919-882-2331 (International) using Replay ID 10027, until 11:59 p.m. ET on June 11, 2016.

About Sunworks, Inc.

Sunworks, (formerly known as Solar3D) a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Sunworks is one of the fastest growing solar systems providers in the western United States, delivering 2.5 kilowatt to multi-megawatt commercial systems. The Company’s mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies. The Company’s focus is on putting the customer first, providing the best value systems in the industry and delivering on what is promised.

To learn more about Sunworks, visit our website at http://www.Sunworksusa.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Investor Relations Contact:

Rob Fink/John Roginski

Hayden IR

646-415-8972 / 570-569-2479

rob@haydenir.com / john@haydenir.com

SUNWORKS, INC. (FORMERLY SOLAR3D, INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2016 AND DECEMBER 31, 2015

(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$6,423	$12,040
Restricted cash	37	37
Accounts receivable	11,932	7,023
Inventory	2,684	1,269
Costs in excess of billings	5,678	2,130
Other current assets	623	220

Total Current Assets	27,377	22,719

Property and Equipment, net	1,261	745

Other Assets
Other deposits	36	36
Goodwill	10,727	10,864
Other intangible assets	500	500

Total Other Assets	11,263	11,400

Total Assets	$39,901	$34,864

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$10,318	$5,033
Billings in excess of costs	1,931	1,990
Customer deposits	261	394
Loan payable, current portion	2,091	2,028
Acquisition convertible promissory notes, net of beneficial conversion feature of $1,526 and $1,767, respectively	240	750
Convertible promissory notes, net of debt discount of $0 and $1, respectively	850	850

Total Current Liabilities	15,691	11,045

Long Term Liabilities
Loan payable	209	232
Warranty liability	58	45
Total Long Term Liabilities	267	277
Total Liabilities	15,958	11,322

Shareholders’ Equity
Preferred stock, $.001 par value; 5,000,000 authorized shares; 1,506,024 and 0 shares issued and outstanding, respectively	2	2
Common stock, $.001 par value; 200,000,000 authorized shares; 19,762,844 and 18,320,535 shares issued and outstanding, respectively	20	18
Additional paid in capital	64,062	63,285
Accumulated Deficit	(40,141)	(39,763)

Total Shareholders’ Equity	23,943	23,542

Total Liabilities and Shareholders’ Equity	$39,901	$34,864

SUNWORKS, INC. (FORMERLY SOLAR3D, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Sales	$19,572	$5,658

Cost of Goods Sold	13,724	3,717

Gross Profit	5,848	1,941

Operating Expenses
Selling and marketing expenses	1,202	1,113
General and administrative expenses	4,494	1,840

Total Operating Expenses	5,696	2,953

Income/Loss before Other Income/(Expenses)	152	(1,012)

Other Income/(Expenses)
Other expense	(265)	(4)
Gain on change in fair value of derivative liability	-	69
Interest expense	(265)	(456)

Total Other Income/(Expenses)	(530)	(391)

Income (Loss) before Income Taxes	(378)	(1,403)

Income Tax Expense	-	-

Net Income (Loss)	$(378)	$(1,403)

EARNINGS (LOSS) PER SHARE:
Basic	$(0.02)	$(0.10)
Diluted	$(0.02)	$(0.10)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	18,811,871	14,513,445
Diluted	18,811,871	14,513,445